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         THE FOLLOWING IS THE TEXT OF A COMMUNICATION DISSEMINATED BY
CORNERSTONE PROPERTIES INC. TO ITS EMPLOYEES ON MARCH 1, 2000.

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                                 ..

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 ... A COMMUNICATION FOR CORNERSTONE
EMPLOYEES AS WE MERGE WITH EQUITY OFFICE.

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WHAT'S THE PROCESS OVER THE NEXT FEW WEEKS?

Equity Office and Cornerstone employees will serve on joint transition teams to evaluate current processes and plan for the integration post-merger. As part of this process, Equity Office employees will be visiting with Cornerstone employees to begin to understand roles and responsibilities. It's not possible to meet with everyone at the same time, so please don't be concerned if some departments or properties meet with transition team members before others.

WHEN WILL WE KNOW WHAT'S HAPPENING WITH OUR JOBS?

As we shared in the last issue, we anticipate that, by the end of March, each Cornerstone employee will know whether his or her job will be retained post-merger. At that time, those employees whose employment will terminate will receive a separation letter detailing the benefits they will receive and their anticipated termination date. In most cases, termination dates will be at or after the merger closing date. Those employees whose employment will not terminate as a result of the merger will receive offer confirmation letters in April.

WHO WILL RECEIVE A SEVERANCE PACKAGE?

Each Cornerstone employee will be eligible to participate in a severance plan if his/her job is eliminated due to the merger or if he/she is not offered a job that is comparable to the job being eliminated. The severance is contingent on the employee maintaining satisfactory performance until the termination date.

WHAT ARE THE SEVERANCE BENEFITS AND HOW WILL THEY BE PAID?

Depending on the job classification, severance benefits to non-executive employees will range from two to six months' salary. These benefits will be paid in a lump sum within 15 days of the termination date.

WILL THERE BE OUTPLACEMENT SERVICES AVAILABLE?

There will be group outplacement services available. As we have more details, we'll share them with you.

WILL I BE ABLE TO CONTINUE MY HEALTH CARE BENEFITS IN THE EVENT I LOSE MY JOB?

Employees will be eligible to continue medical, dental and vision benefits under COBRA.

ASSUMING MY JOB WAS TO BE ELIMINATED, HOW WILL I KNOW WHAT MY SEVERANCE BENEFIT IS?


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Supervisors will communicate that information to their employees within the week. Communication of this information, however, does not mean your job will be eliminated.

WHAT HAPPENS TO MY VACATION AND SICK PAY?

Employees who are terminated as a result of the merger will receive full payment for accrued vacation pay at the time of termination; there is no payment for unused sick days.

Cornerstone employees who continue with Equity Office will carry over their accrued vacation and sick days, which will be part of a grandfathered bank of days. Equity Office has a Paid Time Off (PTO) program where each employee is allocated a certain number of days per year that can be used for either vacation, personal or sick time. Equity Office's PTO policy will be described in greater detail when Equity Office presents its complete benefit package to employees who will transition to the new organization.

IS EQUITY OFFICE OPEN TO HAVING SATELLITE OFFICES? FOR EXAMPLE, WOULD KEEPING THE SAN MATEO LOCATION BE CONSIDERED?

The company is certainly open to locating jobs where they make the most sense. Right now, for example, Equity Office has six regional locations across the country. So, yes, Equity Office will consider satellite locations.

WHAT'S HAPPENING WITH THE PROPERTY DISPOSITION PROGRAM?

Since the last issue of TRANSITION, we've made some new decisions. Equity Office has completed its review of Cornerstone's proposed asset disposition program for 2000, and we've jointly concluded that we'll continue to market the following properties based on the original schedule: West Wilshire and West Wilshire Medical, Agoura Hills, Westlake Spectrum, Westlake Spectrum II, US West, Warner Park Center, and Norris Tech Center. Equity Office is still evaluating Park Plaza.

Any employees whose jobs are impacted as a result of these sales will be covered by the severance package.

WHAT ARE EQUITY OFFICE PLANS REGARDING THIRD PARTY MANAGEMENT?

Equity Office intends to continue Cornerstone's third party property and development management business, subject, of course, to the consent of the affected property owners.

The following legend is required by SEC regulations to appear on all written communications relating to the Merger:

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Investors are urged to read the joint proxy statement/prospectus regarding the merger when it becomes available because it will contain important information. Investors may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the SEC's web site at WWW.SEC.GOV. The joint proxy statement/prospectus may also be obtained for free by directing a request to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, New York 10022, Attention: Corporate Secretary, telephone: (212) 605-7100.

The identity of the persons who, under SEC rules, may be considered "participants in the solicitation" of Cornerstone stockholders in connection with the proposed merger, and a description of their ownership interests in Cornerstone, is available in a filing under Schedule 14A made by Cornerstone on February 18, 2000.
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